(Letterhead of Cohne, Rappaport & Segal, P.C.)







                                    January 11, 2001


Board of Directors
Interwest Home Medical, Inc.
235 East 6100 South
Salt Lake City, UT 84107

Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by Interwest Home Medical, Inc. with the Securities and Exchange Commission on January 11, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,060,000 shares of your Common Stock, no par value (the "Shares"), (i) the Interwest Home Medical, Inc. 2000 Stock Incentive Plan; (ii) specific grants of options to officers and non-employee directors on December 13, 1999; and (iii) specific grants of options to non-employee directors on April 1, 1997
(collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

      It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         COHNE, RAPPAPORT & SEGAL


                                         \s\ Cohne, Rappaport & Segal



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